Exhibit 21.1

HARROW HEALTH, INC. SUBSIDIARIES

as of December 31, 2020

Name of Subsidiary	State of Incorporation or Organization
ImprimisRx, LLC	Delaware
Imprimis NJOF, LLC	New Jersey
ImprimisRx NJ, LLC	New Jersey
Park Compounding, Inc.	California
Harrow IP, LLC	Delaware
Eton Pharma Equity, LLC	Delaware
Surface Pharma Equity, LLC	Delaware
Melt Pharma Equity, LLC	Delaware
Stowe Pharma Equity, LLC	Delaware
Mayfield Pharma Equity, LLC	Delaware
Visionology Equity, LLC	Delaware
Stowe Pharmaceuticals, Inc.	Delaware
Radley Pharmaceuticals, Inc.	Delaware
Mayfield Pharmaceuticals, Inc.	Delaware
Visionology, Inc.	Delaware
Visionology MSO, Inc.	Delaware